REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of Pacific Funds:

In planning and performing our audit of the financial statements of the Pacific Funds comprised of the Portfolio Optimization Funds (PF Optimization Model A, PF Optimization Model B, PF Optimization Model C, PF Optimization Model D and PF Optimization Model E) (collectively the "Portfolio Optimization Funds"), and the PF AIM Blue Chip Fund, PF AIM Aggressive Growth Fund, PF Goldman Sachs Short Duration Bond Fund, PF INVESCO Health Sciences Fund, PF INVESCO Technology Fund, PF Janus Growth LT Fund, PF Lazard International Value Fund, PF MFS International Large-Cap Fund (formerly PF MFS Global Growth Fund), PF PIMCO Inflation Managed Fund, PF PIMCO Managed Bond Fund, PF Pacific Life Money Market Fund, PF Putnam Equity Income Fund, PF Salomon Brothers Large-Cap Value Fund, PF Van Kampen Comstock Fund (formerly PF Janus Strategic Value Fund) and PF Van Kampen Mid-Cap Growth Fund (formerly PF MFS Mid-Cap Growth Fund) (collectively the "Funds") for the year ended March 31, 2004 (on which we have issued our report dated May 14, 2004), we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Funds' internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Funds' internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards of the Public Company Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds' internal control and their operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of March 31, 2004.

This report is intended solely for the information and use of management, the Board of Trustees and Shareholders of the Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/Deloitte & Touche LLP

May 14, 2004

Philadelphia, Pennsylvania